Exhibit 10.24

ADDENDUM

TO THE AGREEMENT BETWEEN SENIOR WHOLE HEALTH, LLC

AND

CONTRACTED PROVIDER

THIS ADDENDUM ("Addendum") is made to the agreement ("Agreement") by and between Senior Whole Health, LLC ("SWH") and the physician, provider, practitioner or facility with which SWH has contracted to provide Covered Services to SWH's enrollees (for purposes of this Addendum, "Contracted Provider"), referred to collectively as "Parties."

WHEREAS, pursuant to the Agreement, Contracted Provider provides certain Covered Services to SWH Members; and

WHEREAS, SWH is seeking to become accredited by the National Committee for Quality Assurance ("NCQA"); and

WHEREAS, NCQA requires that certain provisions be included in the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereby agree as follows:

1.	NCQA PROVISIONS

(a)      Contracted Provider agrees to comply with the provisions of Attachment "A", which is expressly incorporated into the Agreement and is binding upon the Parties to the Agreement.

(b)     Contracted Provider agrees that any additional provisions which must be incorporated into the Agreement in order for SWH to achieve or maintain NCQA accreditation may be unilaterally added to this Addendum and/or the Agreement by SWH upon thirty (30) days prior written notice to Contracted Provider, and that such provisions shall thereafter be binding upon the Parties.

2.	INTERPRETATION

(a)      In the event of any inconsistency between this Addendum and the Agreement, the Parties agree that the terms of this Addendum shall control.

(b)     Except as modified by the terms of this Addendum, all terms, conditions, and provisions of the Agreement shall remain in full force and effect.

(c)      Except as modified by the terms of this Addendum, all terms, conditions, and provisions of the Agreement shall remain in full force and effect.

(d)     Any modifications or revisions made to this Addendum by Contracted Provider shall render this Addendum null and void and of no effect.

(e)      Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties authorized representatives have executed this Addendum as of September 1, 2012.

Senior Whole Health, LLC:		Contracted Provider:

By:		By:

Name:	Michael Wyman	Name:	Paul Bulat

Title:	Chief Operating Officer	Title:	President

Date:	July 3, 2012	Date:	July 16, 2012

Attachment A

NCQA Provisions

In addition to Contracted Provider’s obligations under the Agreement, Contracted Provider agrees to abide by the following contract provisions required by NCQA, an independent national organization that reviews and accredits managed care plans and measures the quality of care they provide.

1.	Compliance with SWH Protocols. Contracted Provider agrees to cooperate with, be bound by and abide by, SWH’s Protocols, including, without limitation, SWH’s Quality Improvement program, credentialing process, peer review systems, Authorization requirements, Member grievance and appeal requirements, and Utilization Management program. Contracted Provider shall provide Covered Services in accordance with the Agreement, Protocols, the applicable Evidence of Coverage of a Member, CMS requirements for a Medicare Advantage program, and all applicable State and federal laws and regulations. [In fulfillment of NCQA standard QI 3A.]

2.	Records. SWH shall have the right, upon reasonable request, and for purposes related to the Agreement, to inspect, at reasonable times, records of Members, and records pertaining to the Agreement. Authorized representatives of SWH shall have access to all materials included in the Contracted Provider’s Member record to the extent permitted by state and federal law. [In fulfillment of NCQA standard QI 3A.]

3.	Confidentiality. Contracted Provider and his/her/its employees, agents, volunteers, and subcontractors, shall treat all information, which is obtained by it through its performance under the Agreement, as confidential to the extent required by the laws of the State and of the United States and any regulations promulgated thereunder. Any violation of confidentiality by Contracted Provider and/or his/her/its employees, agents, volunteers, or subcontractors shall be cause for immediate termination of the Agreement. [In fulfillment of NCQA standard QI 3A.]

4.	Obligations Upon Termination. In accordance with the requirements of applicable government sponsored health benefits programs, SWH's accrediting bodies and/or applicable law and regulation, upon termination of the Agreement, Contracted Provider will continue to provide Covered Services to Members as indicated below and to cooperate with SWH to transition Members to other SWH Participating Providers in a manner that ensures medically appropriate continuity of care.

(a)	In the event of SWH insolvency or cessation of operations of SWH, Contracted Provider agrees to continue to provide services to: (i) those Members who are confined in an inpatient facility on the date of termination until the date of discharge; and (ii) for all Members for the duration of the applicable government sponsored health benefits program contract for which payments have been made by the applicable government agency.

(b)	In the event of expiration or termination of the Agreement for any reason, including insolvency or cessation of operation, Contracted Provider agrees to continue to provide access to: (i) those Members undergoing active treatment for a chronic or acute medical condition as of the date of expiration or termination of the Agreement through the Member’s current period of active treatment, or for up to ninety (90) days, unless otherwise required by a government sponsored health benefit program contract; and (ii) those Members in the second or third trimester of pregnancy as of the date of expiration or termination of the Agreement for a transitional period that includes the provision of post-partum care directly related to the delivery.

Unless otherwise provided for herein, the terms and conditions in the Agreement shall apply to such post-termination Covered Services. [In fulfillment of NCQA standard QI 10C.]

5.	Communication with Members. Contracted Provider may freely communicate with Members about their treatment, regardless of benefit coverage limitations. [In fulfillment of NCQA standard QI 3B.]

6.	Hours of Operation. Contracted Provider shall ensure that SWH Members have access to the same hours of operation as patients covered under commercial plans. [In fulfillment of NCQA standard MED1 E.]

7.	Subcontracts. If Contracted Provider is providing Medicare Advantage services and subcontracts any of the services covered under the Agreement, Contracted Provider will include in its agreement with such subcontractor (“Subcontractor”) a requirement that Subcontractor agrees to comply with applicable Medicare laws and regulations. [In fulfillment of NCQA standard MA9 A2.]